Exhibit 99.1

FTD Companies, Inc. Announces Full Year and Fourth Quarter 2014 Financial Results

Company Reports Full Year 2014 Consolidated Revenues of $640.5 Million

Company Reports Full Year 2014 Net Income of $22.8 Million, Adjusted Net Income of $46.8 Million
and Adjusted EBITDA of $82.3 Million

Company Completes Acquisition of Provide Commerce

DOWNERS GROVE, Ill. — March 12, 2015 — FTD Companies, Inc. (Nasdaq: FTD) (“FTD” or the “Company”), a premier floral and gifting company, today announced financial results for the full year and fourth quarter ended December 31, 2014.

“We are pleased with our performance in the fourth quarter, in which we had growth in revenues across all three segments of our business — Consumer, Florist and International — compared to the 2013 fourth quarter,” said Robert S. Apatoff, FTD President and Chief Executive Officer. “We also are pleased with the progress we made in the second half of 2014 on our strategic initiatives, including the completion of our acquisition of Provide Commerce at the end of the year. Our integration efforts are in full swing as we work to realize significant synergies from the acquisition and to enhance our customer gifting experience as the leading and most trusted floral and gifting company in the world.”

Full Year Results

Consolidated revenues increased 2.1% to $640.5 million for the year ended December 31, 2014 compared to $627.3 million for the prior year. The increase in consolidated revenues for 2014 was due to a $16.4 million increase in revenues in the International segment (or $7.5 million in constant currency), partially offset by lower revenues in the Consumer and Florist segments.

Net income increased $10.3 million to $22.8 million for the year ended December 31, 2014 compared to $12.5 million for the prior year. Adjusted Net Income for the year ended December 31, 2014 was $46.8 million compared to $45.2 million for the prior year. Adjusted Net Income excludes the after-tax impact of stock-based compensation, amortization, transaction-related costs, litigation and dispute settlement charges, restructuring and other exit costs and loss on extinguishment of debt. Net income was negatively impacted by transaction costs associated with the Provide Commerce acquisition in 2014 and the spin off from United Online, Inc. in 2013.

Adjusted EBITDA was $82.3 million, or 12.9% of consolidated revenues, for the year ended December 31, 2014 compared to $85.7 million, or 13.7% of consolidated revenues, for the prior year. Adjusted EBITDA in 2014 was negatively impacted by incremental public company costs. Adjusted Net Income and Adjusted EBITDA are non-GAAP financial measures. Please refer to the tables in this press release for a reconciliation of all non-GAAP financial measures.

The Provide Commerce transaction closed on December 31, 2014. As a result, the results of operations of Provide Commerce are not included in the Company’s operating results for 2014.

Fourth Quarter Results

Consolidated revenues increased 2.1% to $157.5 million for the fourth quarter of 2014 compared to $154.3 million in the same period of the prior year. The increase in consolidated revenues in the fourth quarter of 2014 was due to increased revenues in each of the Company’s segments, including the Consumer, International and Florist segments. Unfavorable foreign currency exchange rates had a negative impact of $1.2 million on consolidated revenues in the fourth quarter of 2014.

Net income increased $6.3 million to $3.9 million for the fourth quarter of 2014 compared to a net loss of $2.5 million in the same period of the prior year. For the fourth quarter of 2014, Adjusted Net Income decreased slightly to $10.4 million compared to $10.6 million in the same period of the prior year.

Adjusted EBITDA was $19.0 million, or 12.1% of consolidated revenues, for the fourth quarter of 2014 compared to $19.8 million, or 12.8% of consolidated revenues, in the same period of the prior year.

Segment Results

Consumer Segment: Consumer segment revenues for the year ended December 31, 2014 decreased 1.0% to $318.6 million compared to $321.7 million in 2013. This decrease was due to a 3.9% decline in consumer order volume, partially offset by a $2.15, or 3.2%, increase in average order value to $69.30. Segment operating income was $31.5 million for the year ended December 31, 2014 compared to $35.2 million for the prior year.

Consumer segment revenues for the fourth quarter of 2014 increased 3.3% to $80.2 million compared to $77.6 million in the fourth quarter of 2013. This increase was driven by a $2.82, or 4.2%, increase in average order value to $69.55, partially offset by a 0.7% decrease in consumer order volume. Fourth quarter 2014 segment operating income was $7.7 million compared to $7.9 million in the fourth quarter of 2013.

Florist Segment: Florist segment revenues for the year ended December 31, 2014 decreased 0.4% to $162.6 million compared to $163.1 million in 2013. This decrease was primarily due to a decline in products revenues of $0.8 million offset in part by an increase in services revenues of $0.2 million. Segment operating income of $47.1 million for 2014 was consistent with the prior year. Average revenues per member increased 5.7% to $12,504 for 2014 compared to $11,827 for the prior year.

Florist segment revenues for the fourth quarter of 2014 increased 0.9% to $38.5 million compared to $38.2 million in the fourth quarter of 2013, driven by a $0.2 million increase in products revenues and a $0.1 million increase in services revenues. Fourth quarter 2014 segment operating income increased 0.9% to $11.2 million compared to $11.1 million in the fourth quarter of 2013. Average revenues per member increased 8.7% to $3,055 in the fourth quarter of 2014 compared to $2,810 in the fourth quarter of 2013.

International Segment: International segment revenues for the year ended December 31, 2014 increased 10.2% to $177.8 million compared to $161.4 million in 2013, or 4.6% growth in constant currency. Segment operating income increased 7.9% to $19.8 million for 2014 compared to $18.4 million in the prior year. Consumer orders increased 2.1% to 2.7 million orders and average order value was $54.48 for 2014, representing growth of 1.8% in constant currency.

International segment revenues for the fourth quarter of 2014 increased 0.9% to $43.6 million compared to $43.2 million in the fourth quarter of 2013, or 3.7% growth in constant currency. Fourth quarter 2014 segment operating income decreased 6.7% to $4.5 million compared to $4.8 million in the fourth quarter of 2013. Consumer orders increased 0.8% to 0.7 million orders and average order value was $50.95 for the fourth quarter of 2014, representing growth of 2.5% in constant currency.

As a result of the acquisition of Provide Commerce, the Company’s operating and reportable segments changed to include a fourth segment, Provide Commerce. Accordingly, as of December 31, 2014, the Company’s reportable segments consist of Consumer, Florist, International and Provide Commerce. However, as the acquisition was completed on December 31, 2014, no results of operations of Provide Commerce are included in the Company’s consolidated statement of operations for the year ended December 31, 2014.

Balance Sheet and Cash Flow Highlights

Cash flows from operating activities increased $13.2 million to $47.4 million for the year ended December 31, 2014 compared to $34.2 million for the prior year. Cash and cash equivalents increased $47.4 million to $95.6 million as of December 31, 2014 compared to $48.2 million as of December 31, 2013. Debt outstanding at December 31, 2014 was $340.0 million compared to $220.0 million as of December 31, 2013. The increase in debt outstanding is associated with additional credit facility borrowings related to the closing of the acquisition of Provide Commerce on December 31, 2014.

For the year ended December 31, 2014, the Company generated Free Cash Flow of $51.2 million compared to $46.3 million for the prior year. Free Cash Flow is a non-GAAP financial measure. Please refer to the tables in this press release for a reconciliation of all non-GAAP financial measures.

Business Outlook

For the full year 2015, the Company expects consolidated revenues to be flat to down modestly, when compared to pro forma revenues for 2014 of $1,270 million, with consolidated Adjusted EBITDA margins of approximately 9%. Capital expenditures in 2015 are expected to be approximately $25 million, amortization of intangible assets is expected to be approximately $60 million, stock-based compensation of approximately $11 million, and transaction-related costs between $5 and $10 million related to the integration of Provide Commerce.

Conference Call

The Company will be hosting a conference call today, March 12, 2015, at 5:00 p.m. ET. Live audio of the call will be webcast and archived on the investor relations section of the Company’s website at http://www.ftdcompanies.com. In addition, you may dial 877-407-4018 to listen to the live broadcast.

A telephonic playback and archived webcast will be available through March 26, 2015.  Participants can dial 877-870-5176 to hear the playback. The passcode is 13602368.

About FTD Companies, Inc.

FTD Companies, Inc. is a premier floral and gifting company. Through our diversified family of brands, we provide floral and gift products to consumers primarily in the United States, Canada, the United Kingdom and the Republic of Ireland. We also provide floral products and services to retail florists and other retail locations throughout these same geographies. FTD has been delivering flowers since 1910 and the highly-recognized FTD® and Interflora® brands are supported by the iconic Mercury Man® logo which is displayed in nearly 40,000 floral shops in approximately 150 countries. In addition to FTD and Interflora, our diversified portfolio of brands includes the following trademarks: ProFlowers®, ProPlants®, Shari’s Berries®, Personal Creations®, Cherry Moon Farms®, Flying Flowers, Flowers Direct, Drake Algar, SincerelyTM and Gifts.comTM. FTD Companies, Inc. is headquartered in Downers Grove, IL. For more information, please visit www.ftdcompanies.com.

Cautionary Information Regarding Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, based on our current expectations, estimates and projections about our operations, industry, financial condition, performance, results of operations, and liquidity. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “projections,” “business outlook,” “estimate,” or similar expressions constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements about the Company’s strategies and future financial performance; statements regarding expected synergies and benefits of the Company’s acquisition of Provide Commerce, Inc.; expectations about future business plans, prospective performance and opportunities, including potential acquisitions; revenues; segment metrics; operating expenses; market trends, including those in the markets in which the Company competes; liquidity; cash flows and uses of cash; dividends; capital expenditures; depreciation and amortization; tax payments; foreign currency exchange rates; hedging arrangements; the Company’s ability to repay indebtedness and invest in initiatives; the Company’s products and services; pricing; marketing plans; competition; settlement of legal matters; and the impact of accounting changes and other pronouncements. Potential factors that could affect these forward-looking statements include, among others, the factors disclosed in the Company’s Annual Report for the year ended December 31, 2014 and the Company’s other filings with the Securities and Exchange Commission (www.sec.gov), including without limitation, information under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that may cause actual performance and results to differ materially from those predicted. Reported results should not be considered an indication of future performance. Except as required by law, we undertake no obligation to publicly release the results of any revision or update to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. In addition, the Company may not provide guidance of the type provided under “Business Outlook” in the future.

Definitions

(1) Segment operating income. The Company’s chief operating decision maker uses segment operating income to evaluate the performance of the business segments and to make decisions about allocating resources among segments. Segment operating income is operating income excluding depreciation, amortization, litigation and dispute settlement charges or gains, transaction-related costs, and restructuring and other exit costs. Stock-based compensation and general corporate expenses are not allocated to the segments. Segment operating income is prior to intersegment eliminations and excludes other income. Please refer to the tables in this press release for a reconciliation of segment operating income to net income.

(2) Consumer orders. The Company monitors the number of consumer orders for floral, gift, and related products during a given period. Consumer orders are orders delivered during the period that originated in the U.S. and Canada, primarily from the www.ftd.com website, associated mobile sites, and the 1-800-SEND-FTD telephone number; and in the U.K. and the Republic of Ireland, primarily from the www.interflora.co.uk and www.interflora.ie websites, associated mobile sites, and various telephone numbers. The number of consumer orders is not adjusted for non-delivered orders that are refunded on or after the scheduled delivery date. Orders originating with a florist or other retail location for delivery to consumers are not included as part of this number.

(3) Average order value. The Company monitors the average value for consumer orders delivered in a given period, which is referred to as the average order value. Average order value represents the average amount received for consumer orders delivered during a period. The average order value of consumer orders within the Consumer and International segments is tracked for each segment in their local currency, the U.S. Dollar for the Consumer segment and the British Pound (“GBP”) for the International segment. The local currency amounts received for the International segment are then translated into U.S. dollars at the average currency exchange rate for the period. Average order value includes merchandise revenues and shipping or service fees paid by the consumer, less discounts and refunds (net of refund-related fees charged to floral network members).

(4) Average revenues per member. The Company monitors average revenues per member for floral network members in the Florist segment. Average revenues per member represents the average revenues received from a member of the Company’s floral network during a period. Revenues include services revenues and products revenues, but exclude revenues from sales to non-members. Floral network members include retail florists and other non-florist retail locations that offer floral and gifting solutions. Average revenues per member is calculated by dividing Florist segment revenues for the period, excluding sales to non-members, by the average number of floral network members for the period.

Non-GAAP Measures

(5) Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”). The Company defines Adjusted EBITDA as net income before net interest expense, provision (benefit) for income tax expense, depreciation, amortization, stock-based compensation, transaction-related costs, litigation and dispute settlement charges or gains, restructuring and other exit costs, and impairment of goodwill, intangible assets and long-lived assets.

Litigation and dispute settlement charges or gains include estimated losses for which the Company has established a reserve, as well as actual settlements, judgments, fines, penalties, assessments or other resolutions against, or in favor of, the Company related to litigation, arbitration, investigations, disputes or similar matters. Insurance recoveries received by the Company related to such matters are also included in these adjustments.

Transaction-related costs are certain expense items resulting from actual or potential transactions such as business combinations, mergers, acquisitions, dispositions, spin-offs, financing transactions, and other strategic transactions, including, without limitation, (i) compensation expenses and (ii) expenses for advisors and representatives such as investment bankers, consultants, attorneys, and accounting firms. Transaction-related costs may also include, without limitation, transition and integration costs such as retention bonuses and acquisition-related milestone payments to acquired employees. A portion of these costs relating to the 2013 spin-off have been incurred by and allocated to the Company by United Online, Inc.

The Company’s definition of Adjusted EBITDA may be modified from time to time. Management believes that because Adjusted EBITDA excludes (i) certain non-cash expenses (such as depreciation, amortization, and stock-based compensation) and (ii) expenses that are not reflective of the Company’s core operations, this measure provides investors with additional useful information to measure the Company’s financial performance, particularly with respect to changes in performance from period to period. Management uses Adjusted EBITDA to measure the Company’s performance. The Adjusted EBITDA metric also is used as a performance measure under the Company’s senior secured credit facility and includes adjustments such as the items defined above and other further adjustments, which are defined in the senior secured credit facility. The Company also uses this measure as a basis in determining certain incentive compensation targets for certain members of the Company’s management.

Adjusted EBITDA is not determined in accordance with GAAP and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. A limitation associated with the use of Adjusted EBITDA is that it does not reflect the periodic costs of certain tangible and intangible assets used in generating revenues in the Company’s business. Management evaluates the costs of such tangible and intangible assets through other financial activities such as evaluations of capital expenditures and purchase accounting. An additional limitation associated with this measure is that it does not include stock-based compensation expenses related to the Company’s workforce. A further limitation associated with the use of this measure is that it does not reflect expenses or gains that are not considered reflective of the Company’s core operations. Management compensates for this limitation by providing supplemental information about such charges, gains and costs within its financial press releases and SEC filings, when applicable.

An additional limitation associated with the use of this measure is that the term “Adjusted EBITDA” does not have a standardized meaning. Therefore, other companies may use the same or a similarly named measure but exclude different items or use different computations, which may not provide investors a comparable view of the Company’s performance in relation to other companies. Management compensates for this limitation by presenting the most comparable GAAP measure, net income, directly ahead of Adjusted EBITDA within this and other financial press releases and by providing a reconciliation that shows and describes the adjustments made. A reconciliation to net income is provided in the accompanying tables. In addition, many of the adjustments to the Company’s GAAP financial measures reflect the exclusion of items that are recurring in nature and will be reflected in the Company’s financial results for the foreseeable future.

(6) Free Cash Flow. The Company defines Free Cash Flow as net cash provided by operating activities less capital expenditures, plus cash paid for transaction-related costs, cash paid for litigation and dispute settlement charges or gains, cash paid for restructuring and other exit costs, adjusted to exclude the change in intercompany payable to United Online, Inc. and the change in current income taxes payable.

(7) Adjusted Net Income. The Company defines Adjusted Net Income as net income excluding the after tax impact of stock-based compensation, amortization, transaction-related costs, litigation and dispute settlement charges or gains, restructuring and other exit costs, and loss on extinguishment of debt.

Contacts

Investor Relations:
Jandy Tomy
630-724-6984
ir@ftdi.com

Media Inquiries:

Amy Toosley

858-638-4648

pr@ftdi.com

FTD COMPANIES, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013

Revenues:
Consumer segment	$80,180	$77,632	$318,563	$321,724
Florist segment	38,491	38,159	162,552	163,145
International segment	43,578	43,172	177,789	161,389
Intersegment eliminations	(4,783)	(4,709)	(18,391)	(18,915)
Total revenues	157,466	154,254	640,513	627,343

Operating expenses:
Cost of revenues	99,217	97,061	404,609	395,007
Sales and marketing	28,772	26,955	111,368	106,149
General and administrative	22,269	23,616	74,943	69,439
Amortization of intangible assets	151	4,392	11,769	22,916
Restructuring and other exit costs	—	166	220	166
Total operating expenses	150,409	152,190	602,909	593,677

Operating income	7,057	2,064	37,604	33,666
Interest expense, net	(1,580)	(1,270)	(5,474)	(11,224)
Other income (expense), net	(68)	67	330	332

Income before income taxes	5,409	861	32,460	22,774
Provision for income taxes	1,522	3,314	9,630	10,272

Net income (loss)	$3,887	$(2,453)	$22,830	$12,502

Earnings per common share:
Basic earnings per share	$0.20	$(0.13)	$1.18	$0.67
Diluted earnings per share	$0.19	$(0.13)	$1.17	$0.67

Shares used to compute basic earnings per share	19,084	18,681	18,962	18,640
Shares used to compute diluted earnings per share	19,134	18,681	19,013	18,659

FTD COMPANIES, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2014	December 31, 2013
ASSETS
Cash and cash equivalents	$95,595	$48,162
Accounts receivable, net	32,753	25,493
Inventories	28,342	8,451
Deferred tax assets, net	17,233	5,359
Property and equipment, net	63,607	32,254
Intangible assets, net	435,653	172,097
Goodwill	632,212	340,940
Other assets	47,218	22,508
Total assets	$1,352,613	$655,264

LIABILITIES AND EQUITY

Accounts payable and accrued liabilities	$161,584	$78,096
Debt	340,000	220,000
Deferred tax liabilities, net	149,834	55,823
Other liabilities	35,982	10,823
Total liabilities	687,400	364,742
Total equity	665,213	290,522
Total liabilities and equity	$1,352,613	$655,264

FTD COMPANIES, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013

Cash flows from operating activities:
Net income (loss)	$3,887	$(2,453)	$22,830	$12,502
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,462	6,705	21,759	31,856
Stock-based compensation	1,842	1,239	7,351	4,837
Provision for doubtful accounts receivable	379	348	1,721	1,548
Accretion of discounts and amortization of deferred financing and debt issue costs	340	193	938	857
Loss on extinguishment of debt	—	—	101	2,348
Non-cash allocations from parent company, net	—	219	—	934
Deferred taxes, net	(2,425)	80	(9,637)	(6,911)
Excess tax benefits from equity awards	(81)	(13)	(468)	(135)
Other, net	60	175	84	402
Changes in operating assets and liabilities, net of effects of Acquisition:	—
Accounts receivable, net	(461)	1,458	(2,212)	(831)
Inventories	(2,047)	(2,345)	(140)	(437)
Other assets	800	(2,088)	2,247	(1,717)
Accounts payable and accrued liabilities	18,855	22,819	1,293	(2,221)
Income taxes payable	(627)	(3,016)	413	(7,440)
Intercompany payable to United Online, Inc.	—	(2,920)	—	(1,653)
Other liabilities	(704)	(766)	1,104	264

Net cash provided by operating activities	22,280	19,635	47,384	34,203

Cash flows from investing activities:
Purchases of property and equipment	(2,122)	(4,357)	(7,486)	(10,830)
Cash paid for acquisitions, net of cash acquired	(106,616)	—	(106,616)	—
Proceeds from sales of investments	—	—	—	124
Purchases of investments	—	—	—	(61)

Net cash used for investing activities	(108,738)	(4,357)	(114,102)	(10,767)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	120,000	—	320,000	220,000
Payments on long-term debt	—	—	(200,000)	(246,013)
Payments for debt issue costs	(142)	(305)	(3,948)	(3,229)
Exercise of stock options and purchases from employee stock plans	442	4,791	754	4,791
Repurchases of common stock	(613)	(42)	(2,373)	(42)
Excess tax benefits from equity awards	81	13	468	135
Dividends paid to United Online, Inc.	—	—	—	(18,201)

Net cash provided by (used for) financing activities	119,768	4,457	114,901	(42,559)

Effect of foreign exchange rate changes on cash and cash equivalents	(498)	80	(750)	(62)

Change in cash and cash equivalents	32,812	19,815	47,433	(19,185)

Cash and cash equivalents, beginning of period	62,783	28,347	48,162	67,347

Cash and cash equivalents, end of period	$95,595	$48,162	$95,595	$48,162

Supplemental cash flow information:

Cash paid for interest	1,267	1,300	5,574	7,920
Cash paid for income taxes, net	4,519	5,985	18,800	25,285
Cash paid for restructuring	—	—	370	—
Cash paid for legal settlements	—	28	35	606
Cash paid for transaction-related costs	9,331	12,827	11,330	13,254

FTD COMPANIES, INC.

UNAUDITED SEGMENT INFORMATION

(in thousands, except average order values, average revenues per member and average currency exchange rates)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013

Consumer:
Segment revenues	$80,180	$77,632	$318,563	$321,724
Segment operating income (1)	$7,743	$7,889	$31,481	$35,151
Consumer orders (2)	1,085	1,093	4,335	4,513
Average order value (3)	$69.55	$66.73	$69.30	$67.15

Florist:
Segment revenues	$38,491	$38,159	$162,552	$163,145
Segment operating income (1)	$11,171	$11,074	$47,077	$47,078
Average revenues per member (4)	$3,055	$2,810	$12,504	$11,827

International:
Segment revenues	$43,578	$43,172	$177,789	$161,389
Segment operating income (1)	$4,487	$4,809	$19,817	$18,369
Consumer orders (2)	713	707	2,718	2,662
Average order value (in GBP) (3)	£32.27	£31.47	£33.12	£32.54
Average order value (in USD) (3)	$50.95	$51.09	$54.48	$50.83
Average currency exchange rate: GBP to USD	1.58	1.62	1.64	1.56

FTD COMPANIES, INC.

UNAUDITED RECONCILIATIONS

(in thousands)

The following tables contain reconciliations of Adjusted EBITDA, Free Cash Flow, and Adjusted Net Income to financial measures reported in accordance with Generally Accepted Accounting Principles (“GAAP”).

RECONCILIATION OF SEGMENT OPERATING INCOME TO NET INCOME (LOSS)

AND NET INCOME (LOSS) TO ADJUSTED EBITDA

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Segment Operating Income (1) :
Consumer	$7,743	$7,889	$31,481	$35,151
Florist	11,171	11,074	47,077	47,078
International	4,487	4,809	19,817	18,369
Unallocated expenses	(13,882)	(15,003)	(39,012)	(35,076)
Depreciation and amortization	(2,462)	(6,705)	(21,759)	(31,856)
Operating income	7,057	2,064	37,604	33,666

Interest expense, net	(1,580)	(1,270)	(5,474)	(11,224)
Other income (expense), net	(68)	67	330	332
Provision for income taxes	(1,522)	(3,314)	(9,630)	(10,272)
Net income (loss) (GAAP basis)	$3,887	$(2,453)	$22,830	$12,502

Net income (loss) (GAAP basis)	$3,887	$(2,453)	$22,830	$12,502
Interest expense, net	1,580	1,270	5,474	11,224
Provision for income taxes	1,522	3,314	9,630	10,272
Depreciation and amortization	2,462	6,705	21,759	31,856
Stock-based compensation	1,842	1,239	7,351	4,837
Transaction-related costs	7,273	8,708	12,410	13,430
Litigation and dispute settlement charges	458	803	2,642	1,381
Restructuring and other exit costs	—	166	220	166
Adjusted EBITDA (5)	$19,024	$19,752	$82,316	$85,668

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013

Net cash provided by operating activities (GAAP basis)	$22,280	$19,635	$47,384	$34,203
Capital expenditures	(2,122)	(4,357)	(7,486)	(10,830)
Cash paid for transaction-related costs	9,331	12,827	11,330	13,254
Cash paid for litigation and dispute settlement charges	—	28	35	606
Cash paid for restructuring and other exit costs	—	—	370	—
Change in intercompany payable to United Online, Inc.	—	2,920	—	1,653
Change in current income taxes payable	627	3,016	(413)	7,440
Free Cash Flow (6)	$30,116	$34,069	$51,220	$46,326

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED NET INCOME

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013

Net income (loss), as reported (GAAP basis)	$3,887	$(2,453)	$22,830	$12,502
Stock-based compensation	1,842	1,239	7,351	4,837
Amortization of intangible assets	151	4,392	11,769	22,916
Transaction-related costs	7,273	8,708	12,410	13,430
Litigation and dispute settlement charges	458	803	2,642	1,381
Restructuring and other exit costs	—	166	220	166
Loss on extinguishment of debt	—	—	101	2,348
Income tax effect of adjustments to net income	(3,245)	(2,278)	(10,538)	(12,352)
Adjusted Net Income (7)	$10,366	$10,577	$46,785	$45,228